Exhibit 10.26

[DivX Letterhead]

June 14, 2008

Eric Rodli

4834 Oakwood Avenue

La Canada, CA 91011

Dear Eric:

DivX, Inc. (“DivX”) is pleased to extend you an offer of employment for the position of Executive Vice President, Sales & Marketing, based in San Diego, CA. Your tentative start date for employment will be July 14, 2008. You will be expected to perform duties consistent with your position and will report to Kevin Hell, Chief Executive Officer. DivX may, at its sole discretion, change your position, duties, and work location from time to time as it deems necessary. Please note that this offer is subject to final approval by the Board of Directors of the Company.

Your compensation will be $350,000.00 per year, less payroll deductions and all required withholdings (“Base Salary”). You will be paid semi-monthly. You will also be eligible for participation under the Company’s Executive Cash Bonus Plan (the “Bonus Plan”), provided, however, that your payouts, if any, shall be 80% of any payouts otherwise due under such Bonus Plan. There is no guarantee that any bonus shall be payable to you.

Following the commencement of your employment by DivX, management will recommend to the Board of Directors at the next regularly scheduled time at which it grants options that you be granted an option to purchase 300,000 shares of DivX, Inc. common stock. The exercise price per share for these options will be fixed by the Board of Directors based on the closing price of DivX’s common stock on the date of the Board of Director’s approval of such grant. Subject to your continued employment by DivX, this grant will vest according to the following 4-year schedule: 25% on the one-year anniversary of commencement date of your employment by DivX and then 1/48 per completed month thereafter for a period of 36 months.

In addition to the compensation package offered above, DivX offers you:

•	San Diego Temporary Housing Stipend. DivX agrees to provide you $4,000 per month for up eighteen (18) months to be applied towards temporary housing expenses in San Diego County;

•

Relocation Expense Reimbursement. DivX will provide relocation assistance up to $10,000 for coverage of costs related to your relocation from Los Angeles, CA to San Diego, CA. Reimbursement will be provided upon receipt of your expense report together with valid receipts that comply with the IRS relocation guidelines for tax purposes;

•

Change of Control Benefit Plan. You shall be eligible for participation in DivX’s Change of Control Benefit Plan (“CIC Plan”) at the Tier II level, which, among other things, provides for 6 months salary and health benefits and acceleration of options in the event of certain “Covered Terminations” as defined in the CIC Plan.

With regard to benefits, you will receive all the employment benefits available to full time, regular exempt employees of DivX. These benefits include medical, dental, life insurance. AD&D, and STD/LTD, accrual of 20 days of Paid Time Off (PTO) during the year, and 10 paid holidays. In addition you may contribute to the Company’s 401(k) plan. DivX will match 50% of your 401(k) contributions up to a maximum of 4% of your annual salary, excluding bonuses and/or commissions. The employer match has a four-year vesting period. Details about these benefits are provided in the Benefits Summary that is available for your review. DivX may modify your compensation and benefits from time to time as it deems necessary.

Normal working hours are from 8:30 am to 5:30 pm, Monday through Friday. Your position is salaried and ineligible for overtime pay. Your particular schedule will be coordinated between you and your manager. You may be expected to work additional hours as required by the nature of your work assignments.

[DivX Letterhead]

As an employee of DivX, you will be expected to abide by DivX’s rules and regulations and acknowledge in writing that you have read the Employee Handbook, which, along with this offer letter and the Employee Confidentiality and Assignment Agreement, will govern the terms and conditions of your employment.

In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States. On your first day of employment, you will need to provide us with this proof. Please refer to the enclosed list of acceptable documents. If you do not have these documents, please contact me prior to your first day of employment.

Your employment relationship with DivX is and always will be one of voluntary, “at will” employment. This means that your employment with DivX is for no specified term and you may terminate your employment with DivX at any time and for any reason whatsoever simply by notifying DivX. Likewise, DivX may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Your “at will” status cannot be changed unless in writing by the CEO or General Counsel of DivX.

As an employee of DivX you will have access to confidential information, and you may, during the course of your employment, develop information or inventions, which will be the property of DivX. To protect the interests of DivX and as a condition of your employment, you will be required to sign and comply with DivX’s standard “Employee Confidentiality and Assignment Agreement.” We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or other person or to violate any other obligations you may have to any former employer or other person. You agree that you will not bring onto DivX’s premises any unpublished documents or other property belonging to any former employer or other person to whom you have an obligation of confidentiality.

This written offer is contingent upon successful completion of a background check and together with your signed “Employee Confidentiality and Assignment Agreement” and the Employee Handbook constitutes all conditions and agreements regarding your employment by DivX and supersedes all previous written or verbal commitments by any representative of DivX. No representative of DivX other than the CEO or General Counsel has any authority to alter or add to any of the terms and conditions herein.

Please contact me to indicate your response to this offer. Upon your acceptance, return the original and retain the copy for your records. I have also enclosed our standard “Employee Confidentiality and Assignment Agreement.” Following your acceptance, please review, sign, and return that Agreement along with your signed offer letter. This employment offer expires on June 20, 2008.

Your experience and talents will be a strong addition to DivX. We look forward to having you join our team.

DivX, Inc.

/s/ Kevin Hell
Kevin Hell
Chief Executive Officer

I have read this offer letter in its entirety and agree to the terms and conditions of employment. I understand and agree that my employment with DivX, Inc. is “at will.”

July, 14, 2008	/s/ Eric G. Rodli
Date Signed	Signature

July 14, 2008
Start Date

Offer Letter: Eric Rodli

06/14/2008

EMPLOYEE CONFIDENTIALITY AND ASSIGNMENT AGREEMENT

This Employee Confidentiality and Assignment Agreement (“Agreement”) is intended to formalize in writing certain understandings and agreements between myself and DivX, Inc. (“Company”). In return for my new or continued employment by Company and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I acknowledge and agree that:

Duties; No Conflict. I will perform for Company such duties as may be designated by Company from time to time. During my period of employment by Company, I will devote my best efforts to the interests of Company and will not engage in other employment or in any activities determined by Company to be detrimental to the best interests of Company without the prior written consent of Company.

Prior Work. All previous work done by me for Company relating in any way to the conception, reduction to practice, creation, derivation, design, development, manufacture, sale or support of products or services for Company (“Prior Work”) is the property of Company, and I hereby assign to Company all of my right, title and interest in and to such Prior Work.

Proprietary Information. I acknowledge and agree that my employment creates a relationship of confidence and trust between Company and me with respect to any information:

Applicable to the business of Company; or

Applicable to the business of any client or customer of Company, which may be made known to me by Company or by any client or customer of Company, or learned by me in such context during the period of my employment.

All such information has commercial value in the business in which Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, mask works, ideas, techniques, sketches, drawings, designs, models, inventions, know-how, improvements, processes, apparatus, equipment, algorithms, software programs, software source documents, source and object codes, data, formulae and other works of authorship related to the current, future and proposed products and services of Company, and includes, without limitation, information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. “Proprietary Information” also includes proprietary or confidential information of any third party who may disclose such information to Company or to me in the course of Company’s business.

Ownership and Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of Company, Company’s assigns, and Company’s customers, and Company, Company’s assigns and Company’s customers shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in the Proprietary Information. I hereby assign and agree to assign in the future to Company all right, title and interest I may have or may acquire in the Proprietary Information. At all times, both during my employment by Company and after termination of such employment, I will keep in strictest confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to Proprietary Information, including but not limited to any tangible material embodying the Proprietary Information, without the express written consent of Company, except as may be directly necessary in the ordinary course of performing my assigned duties as an employee of Company. I also agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

Ownership and Return of Materials. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to me by Company and/or Company’s customers shall remain the property of Company. Upon termination of my employment, or at any time on the request of Company before termination, I will promptly (but no later than five (5) days after the earlier of my

Offer Letter: Eric Rodli

06/14/2008

employment’s termination or Company’s request) destroy or deliver to Company, at Company’s option, (a) all materials furnished to me by Company and/or Company’s customer, (b) all tangible media of expression which are in my possession and which incorporate any Proprietary Information or otherwise relate to Company’s or Company’s customers’ business, and (c) written certification of my compliance with my obligations under this sentence.

Innovations. As used in this Agreement, the term “Innovations” means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “Innovations” includes “Inventions,” which is defined to mean any inventions protected under patent laws.

Disclosure of Prior Innovations. I have identified on Exhibit A attached hereto all Innovations (other than those Innovations included as Prior Work) applicable to the business of Company or relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me or which I caused to be conceived, reduced to practice, created, derived, developed, or made prior to my employment with Company, whether solely or jointly with others (collectively, the “Prior Innovations”), and I represent that such list is complete. I represent that I have no rights in any Innovations other than those Prior Innovations specified in Exhibit A. If there is no such list on Exhibit A, I represent that I have neither conceived, reduced to practice, created, derived, developed, or made nor caused to be conceived, reduced to practice, created, derived, developed, or made any Innovations at the time of signing this Agreement.

Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by Company) of all Proprietary Information developed by me and all Innovations (including Inventions) made by me during the period of my employment at Company, which records shall be available to and remain the sole property of Company at all times.

Assignment of Innovations; License of Prior Innovations. I hereby agree to promptly disclose and describe to Company, and I hereby do and will assign to Company or Company’s designee my entire right, title, and interest in and to each of the Innovations (including Inventions) and any associated intellectual property rights, which I may solely or jointly conceive, reduce to practice, create, derive, develop or make or cause to be conceived, reduced to practice, created, derived, developed or made during the period of my employment with Company (the “Company Innovations”). To the extent any of the right, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Innovations can be neither assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest to such non-assignable and non-licensable rights. I hereby grant to Company or Company’s designees a non-exclusive, royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell, and to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which I incorporate, or permit to be incorporated, in any Company Innovations. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent. I also agree to assign all my right, title and interest in and to any Proprietary Information or Innovation to a third party, including without limitation the United States, as directed by Company.

Offer Letter: Eric Rodli

06/14/2008

Cooperation in Perfecting Rights to Proprietary Information and Innovations.

I agree to perform, during and after my employment, all acts deemed necessary or desirable by Company to permit and assist Company, at Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information (including improvements thereof) and Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof) assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

In the event that Company is unable for any reason to secure my signature to any document needed in connection with any of the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact, which appointment is coupled with an interest, to act for and on my behalf and instead of me, (i) to execute, verify and file, prosecute, register and memorialize the assignment of any such documents, (ii) to execute, verify and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the purposes of the preceding paragraph, all with the same legal force and effect as if executed by me.

No Violation of Rights of Third Parties. My performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with Company, and I will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or other third parties. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

Survival. This Agreement (a) shall survive the termination of my employment by Company; (b) does not in any way restrict my right or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Invention to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws. I have reviewed the notification in Exhibit B (“Limited Exclusion Notification”) and agree that my signature acknowledges receipt of the notification.

Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with Company, I will promptly disclose to Company fully and in writing all Innovations authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Innovations that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

No Solicitation. During the term of my employment with Company and for a period of one (1) year thereafter, I will not, either directly or through others, solicit, attempt to solicit, encourage, or cause others to solicit or encourage any

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06/14/2008

employee, independent contractor or consultant of Company to terminate his or her relationship with Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C., Section 101).

Injunctive Relief. A breach or threatened breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law. In the event of such a breach or threatened breach, Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate), without bond and without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or such other address as I may specify in writing. Notices to Company shall be sent to Company’s Human Resources Department or to such other address as Company may specify in writing.

Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Any dispute with respect to this Agreement shall be resolved by mandatory binding arbitration in accordance with the rules and procedures of the American Arbitration Association, and such arbitration shall be the sole and exclusive remedy for any disagreement arising out of such matters. Each of the parties expressly agrees that any such arbitration shall be conducted in San Diego County, California, to the exclusion of any other forum.

Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

Waiver; Amendment; Modification. The waiver by Company of a term or provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in a writing signed by Company. No waiver by Company of, or consent by Company to, a breach by me, will constitute a waiver of, consent to or excuse of any other or subsequent breach by me. This Agreement may be amended or modified only with the written consent of both me and Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

Entire Agreement. This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral. In particular, I expressly acknowledge and agree that this Agreement, rather than any previously executed non-disclosure agreement between me and the Company, shall govern my confidentiality obligations with respect to Proprietary Information and/or the Company.

Offer Letter: Eric Rodli

06/14/2008

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

“COMPANY”		EMPLOYEE:

DivX, Inc.

By:	/s/ Kevin Hell	By:	/s/ Eric G. Rodli
Title:	CEO	Printed Name: Eric G. Rodli
Dated:	07/14/08	Dated:	July 14, 2008

Offer Letter: Eric Rodli

06/14/2008

EXHIBIT A

PRIOR INNOVATIONS

Offer Letter: Eric Rodli

06/14/2008

EXHIBIT B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or

(2) Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ Eric G. Rodli
Eric G. Rodli
(Printed Name of Employee)

Date:	July 14, 2008

Witnessed by:

/s/ Samantha Henry
HR Coordinator
Dated: 7/14/08

Offer Letter: Eric Rodli

06/14/2008